   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER   , 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              PENNACO ENERGY, INC.
       (Exact Name of Small Business Issuer As Specified In Its Charter)

             NEVADA                             1311                      88-0384598]
 (State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)     Classification Code Number)     Identification Number)

                            ------------------------

                          1050 17TH STREET, SUITE 700
                             DENVER, COLORADO 80265
                                 (303) 629-6700
  (Address, including zip code, and telephone number, including area code, of
                  Registration's principal executive offices)

              PAUL M. RADY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PENNACO ENERGY, INC.
                          1050 17TH STREET, SUITE 700
                             DENVER, COLORADO 80265
                                 (303) 629-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                               G. MICHAEL O'LEARY
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002

                         ------------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED
                                                                                           MAXIMUM
                                                                   PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO           PRICE PER            OFFERING          REGISTRATION
        SECURITIES TO BE REGISTERED             BE REGISTERED          UNIT(1)              PRICE                FEE
Common Stock, $.001 par value...............      1,215,000             $4.27             $5,188,050            $1,442
Common Stock, $.001 par value (2)...........       607,500              $4.27             $2,594,025             $721
    Total...................................          NA                  NA              $7,782,075            $2,163

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average high and low sale prices of shares of Common Stock as reported on the OTC Bulletin Board on November 30, 1998.

(2) Shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 1, 1998.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                              PENNACO ENERGY, INC.

                                1,822,500 SHARES
                                  COMMON STOCK

                               ------------------

THE COMPANY:

- Pennaco is an independent natural gas and oil exploration and production company.

-  Our address is:
 Pennaco Energy, Inc.
 1050 17th Street
 Suite 700
 Denver, Colorado 80265
 (303) 629-6700

THE SECURITIES AND THE OFFERING:

-  1,822,500 shares of common stock.

- Of the 1,822,500 shares, 607,500 shares will be issued upon the exercise of the common stock purchase warrants.

- All of the common stock offered for resale through this Prospectus is being sold by certain securityholders of the Company. The Company will receive no proceeds from this offering.

- Pennaco's common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board system under the symbol "PNEG." The last reported sales price of the common stock on November 30, 1998 was $4 1/4.

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Prospectus Summary....................................................     3
Risk Factors..........................................................     5
Use of Proceeds.......................................................     9
Price Range of Common Stock...........................................     9
Dividend Policy.......................................................     9
Management's Discussion and Analysis or Plan of Operation.............    10
Business..............................................................    12
Description of Property...............................................    16
Management............................................................    17
Certain Relationships and Related Transactions........................    23
Principal and Selling Stockholders....................................    24
Description of Securities.............................................    25
Plan of Distribution..................................................    26
Experts...............................................................    27
Legal Matters.........................................................    27
Changes and Disagreements with Accountants............................    27
Where to Find More Information........................................    28
Financial Statements..................................................   F-1

                            ------------------------

    As used in this Prospectus, (a) any reference to the "Company," "Pennaco," "we" or "our" means Pennaco Energy, Inc. and (b) the "Stock" means the common stock of the Company, par value $.001, being resold through this Prospectus.

                            ------------------------

    Some of the statements contained in this Prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and "Business" that relate to our business and the industry we operate in, are forward-looking. Statements or assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding:

    - the quality of our properties with regard to, among other things, the existence of reserves;

    - our ability to increase our reserves through exploration;

    - anticipated domestic demand for natural gas and oil;

    - the adequacy of our sources of capital resources and liquidity; and

Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK OFFERED FOR RESALE THROUGH THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.

THE COMPANY

    Our company is an independent energy company that acquires, develops and produces natural gas from coal bed methane properties in the Rocky Mountain region of the United States. We currently hold oil and gas lease rights to approximately 465,000 net acres and oil and gas option rights to approximately 27,000 net acres in the Powder River Basin of northeastern Wyoming and southeastern Montana. We also have a management team that is experienced in the drilling and development of coal bed methane properties. We plan to drill approximately 40 coal bed methane wells in the Powder River Basin by year-end 1998 and approximately 500 total coal bed methane wells in 1999. We initiated our drilling program on November 15, 1998 when we commenced drilling operations on our first coal bed methane well in the Powder River Basin. We estimate that our capital expenditures will total approximately $7 million for the fourth quarter of 1998. Approximately 30% of these expenditures will be drilling expenditures and 70% lease acquisition expenditures.

    Some of the largest coal seams in the United States are found in the Powder River Basin. A coal seam is a layer of coal of variable thickness which is found below the surface of the ground but which may also outcrop at the surface. The coal bed methane wells in the Powder River Basin are 350 to 1,200 feet in depth and typically take one to two days to drill. Because of the relatively short drill time, these wells have relatively low drilling and completion costs (approximately $50,000 to $60,000 per well). The coal bed methane gas recovered from the wells in this region does not require treatment or processing but does require dehydration and compression.

    Drilling and production growth in the Powder River Basin is currently impeded by two principal factors:

    - a natural gas pipeline bottleneck which restricts the movement of natural gas out of the Powder River Basin; and

    - the completion of an environmental impact statement by the Bureau of Land Management with respect to a portion of the federal lands in the basin.

    We believe that there are currently over 600 wells capable of producing coal bed methane in the Powder River Basin. However, since production is currently impeded, it is impossible to estimate proved hydrocarbon reserves. Additionally, without a means of transportation for production, it is economically unfeasible to produce natural gas. We believe that this delay has provided the opportunity for us to establish an acreage position at a reasonable cost. However, these same factors could adversely impact our ability to produce and market natural gas. Operators are currently competing for the limited number of drilling permits allowed on federal lands by the Bureau of Land Management until the environmental impact statement is complete and sufficient pipeline capacity has been constructed to transport any additional production. The environmental impact statement was originally scheduled for completion in May 1999, but has been delayed until July 1999. Several pipeline construction and expansion projects have been proposed, two of which are permitted and acquiring rights of way. It is anticipated that the pipeline take-away capacity will increase significantly in late 1999, although such an increase cannot be guaranteed.

    We currently maintain our principal executive offices at 1050 17th Street, Suite 700, Denver, CO 80265. Our telephone number is (303) 629-6700 and the facsimile number is (303) 629-6800. We also maintain an office at 3651 Lindell Road, Suite A, Las Vegas, Nevada 89103 and field office at 400 South Miller Avenue, Gillette, Wyoming 82716.

RECENT DEVELOPMENTS

    CMS JOINT VENTURE. On October 23, 1998, our company and CMS Energy Corporation's exploration and production unit, CMS Oil and Gas Company, signed a definitive joint venture agreement relating to the development of the Company's Powder River Basin acreage. The agreement involves virtually all of our approximately 492,000 net acre leasehold position. Under the terms of the joint venture, CMS Oil and Gas Company will acquire an undivided 50% working interest in our leasehold position in the Powder River Basin for $28.0 million. The joint venture provides for the development of our lease acreage, with Pennaco and CMS each operating approximately 50% of the wells drilled in the acreage subject to the joint venture agreement. An affiliate of CMS Oil and Gas, CMS Gas Transmission and Storage, will provide gathering, compression and transportation services to the joint venture. All of the leases which are subject to the joint venture agreement are dedicated to CMS Gas Transmission and Storage for gathering, compression and transportation.

    Pursuant to the terms of the joint venture with CMS Oil & Gas Company, CMS Oil and Gas Company, agreed to pay Pennaco $5.6 million of earnest money in the form of a bridge loan secured by substantially all of our oil and gas leases. $3.2 million of such amount was paid directly to our existing creditors. We intend to use the balance for general corporate purposes. The joint venture with CMS Oil and Gas Company is structured such that the conveyance of the working interests will occur at two separate closings. The first closing occurred on November 20, 1998 and the second closing is scheduled to occur on January 15, 1999. We received $7.6 million at the first closing and will receive $14.8 million at the second closing. The bridge loan with CMS Oil and Gas Company will be canceled if both closings occur or if the buyer wrongfully fails to close or fails to meet the seller's conditions to closing.

    COMMENCEMENT OF DRILLING PROGRAM. On November 15, 1998, we initiated our drilling program with the drilling of our first well in the Powder River Basin. We plan to drill 40 coal bed methane wells by the end of the fourth quarter of 1998, most of which will be drilled on a 100% working interest basis. In 1999, we plan to drill as many as 500 gross wells, the majority of which will be part of the CMS Joint Venture. The 1999 CMS Joint Venture drilling program is subject to the development of a mutually acceptable drilling plan. In the fourth quarter of 1998, we expect capital expenditures for drilling to be approximately $2.0 million.

    Pursuant to an informal arrangement with CBM Drilling, LLC, we have prepaid $360,000 of drilling expenses to ensure that drilling rigs appropriate for Powder River Basin drilling are available for our planned drilling program. CBMD Drilling, LLC currently has four drilling rigs that will be primarily dedicated to our drilling program.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMPANY INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD GIVE CAREFUL CONSIDERATION TO THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE YOU PURCHASE THE COMMON STOCK OFFERED IN THIS PROSPECTUS.

NO OPERATING HISTORY AND REVENUES

    We are a development stage company and have no revenues or income and we are subject to all the risks inherent in the creation of a new business. Since our principal activities to date have been limited to organizational activities, prospect development, acquisition of leasehold interests and commencement of a drilling program, we have no record of any revenue-producing operations. Consequently, there is no operating history upon which to base an assumption that we will be able to achieve our business plans.

DEPENDENCE ON GATHERING, COMPRESSION AND TRANSPORTATION FACILITIES

    If we begin producing natural gas, the marketability of this production will depend in part upon the availability, proximity and capacity of gas gathering and compression systems, pipelines and processing facilities. Based upon future production estimates for Pennaco and the Powder River Basin, additional pipeline capacity will be needed as early as the beginning of 1999. Pipeline demand in the area is increasing as coal and methane development activity continues to expand. Our core land position is located in an area near the development activity. The terms of the joint venture provide that Pennaco and CMS Oil and Gas establish an area of mutual interest around our acreage and that both Pennaco and CMS Oil and Gas dedicate all of the acreage in the area of mutual interest to CMS Gas Transmission and Storage Company for gathering, compression and transportation, which shall be provided at competitive rates and tariffs. CMS Gas Transmission and Storage Company is currently negotiating to either join other projects or build its own infrastructure. Meanwhile, outside of the area of mutual interest, we are engaged in negotiations with several pipeline companies to lay pipeline to our planned drillsites, and to gather, compress and transport gas. However, as of yet no agreements have been entered into with any of these companies. Unless and until we are able to obtain satisfactory arrangements for the transport and marketing of our gas, both within and outside of the area of mutual interest, we may experience delays, possibly significant, in connection with our efforts to generate revenues from the sale of gas. Further, there is limited pipeline capacity outside of the Powder River Basin which will require expansion and new construction to accommodate the increasing production. The expansion of the pipeline capacity is likely to require significant capital outlays by the pipeline companies and the related plans and specifications are subject to government regulatory review, permits and approvals. This approval process may result in delays in the commencement and completion of any pipeline construction project. We cannot guarantee that certain of our wells will not be shut in for significant periods of time due to the lack of capacity in existing pipelines. Further, we cannot guarantee that any such additional pipeline capacity will be completed on a timely basis or that we will be permitted to transport any volumes thereon.

    In addition, federal and state regulation of gas and oil production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce, gather and transport our natural gas. If market factors change materially, the financial impact on Pennaco could be substantial. Most gas transportation contracts will require us to transport minimum volumes. If we transport smaller volumes, we may be liable for damages proportional to the shortfall.

RELIANCE ON CMS TRANSACTION

    We entered into the joint venture agreement with CMS Oil and Gas Company in order to obtain the funds necessary to implement our business plan. We cannot guarantee that we will close the second portion of the joint venture agreement or be able to obtain additional funding in the future if and when it is needed.

BRIDGE LOAN

    A foreclosure and forfeiture of the collateral pledged to secure the bridge loan with CMS Oil and Gas Company would end our development and drilling activities in the Powder River Basin and threaten Pennaco's viability.

LEASE ACQUISITION RISKS

    It is customary in the oil and gas industry to acquire a lease interest in a property based upon a preliminary title investigation. If the title to the leases we plan to acquire are defective, we could lose the money already spent on acquisition and development, or incur substantial costs to repair the title defect. Our oil and gas leases give us the right to develop and produce oil and gas from the leased properties. There are many versions of oil and gas leases in use. Oil and gas leases generally call for annual rental payments and the payment of a percentage royalty on the oil and gas produced. Courts in many states have interpreted oil and gas leases to include various implied covenants, including the lessee's implied obligation to develop the lease diligently, to prevent drainage of oil and gas by wells on adjacent land, to seek diligently a market for production, and to operate prudently as defined by industry standards. It is possible that oil and gas leases with similar language may be interpreted differently depending on the state in which the property is located. Issues decided differently in two states may not yet have been decided by the courts of a third state, which leads to uncertainty; as to the proper interpretation. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of lease language concerning the costs of production. We believe we have followed industry standards in interpreting our oil and gas leases in the states where we operate. However, we cannot guarantee that there will be no litigation concerning the proper interpretation of the lease terms. Adverse decisions in such litigation could result in material costs or the loss of one or more leases.

VOLATILITY OF OIL AND GAS MARKETS

    If we begin production, our revenues, profitability and future rate of growth will be substantially dependent upon prevailing market prices for natural gas and oil, which can be extremely volatile and in recent years have been depressed at times by excess domestic and imported supplies. In addition to market factors, actions of state and local agencies, the United States and foreign governments, and international cartels affect oil and gas prices. All of these factors will be beyond our control. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas and oil. We cannot guarantee that we will be able to produce oil or gas on an economic basis in light of prevailing market prices. If we are able to produce natural gas, any substantial or extended decline in the price of natural gas would have a material adverse effect on our financial condition and results of operations, including reduced cash flow and borrowing capacity and could reduce both the value and the amount of our oil and gas reserves.

PROPERTY ACQUISITION AND COMPETITION

    Competition to acquire properties is intense. We compete with a number of potential purchasers that possess greater financial resources than are available to us. Different companies evaluate potential acquisitions differently. This results in widely differing bids. If other bidders are willing to pay higher prices than we believe are supported by our evaluation criteria, then our ability to acquire prospects could be limited. Low or uncertain prices for properties could cause potential sellers to withhold or withdraw properties from the market. In such an environment, we cannot guarantee that there will be a sufficient number of suitable prospects available for acquisition. Also, we may be limited in our options for developing prospects.

    In addition to competition for leasehold acreage in the Powder River Basin, the oil and gas exploration and production industry is intensly competitive as a whole. We will compete against established companies that have significantly greater financial, marketing, personnel, and other resources than Pennaco. Such competition could have a material adverse effect on our ability to execute our business plan and our profitability.

SHUT-IN WELLS, CURTAILED PRODUCTION, AND OTHER PRODUCTION INTERRUPTIONS

    In the event that we initiate production and generate income from our coal bed methane properties, such production may be curtailed or shut-in for considerable periods of time due to a lack of market demand, government regulation, pipeline and processing interruptions, allocations, diminished pipeline capacity, force majeure and such curtailments may continue for a considerable period of time. There may be an excess supply of gas in areas where our operations will be conducted. In such an event, it is possible that there will be no market or a very limited market if we do generate production in the future. There is also the possibility that drilling rigs may not be available when needed and there may be shortages of crews, equipment and other manpower requirements.

UNISURED RISKS

    We may not be insured against losses or liabilities which may arise from operations, either because such insurance is unavailable or because we have elected not to purchase such insurance due to high premium costs or other reasons. We currently carry well control insurance as well as property and general liability insurance.

OPERATING HAZARDS

    The oil and natural gas business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks. Any of these hazards could cause us to suffer substantial losses if they occur after we begin commercial production. In addition, we may be liable for environmental damage caused by previous owners of the property we have purchased or leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or cause us to suffer losses. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. We may elect to self-insure if our management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

WATER DISPOSAL

    We believe that the water produced from the Powder River Basin coal seams, once we begin development activities, will be low in total dissolved solids, allowing us to discharge the water with minimal environmental impact. However, if undrinkable water is discovered, it may be necessary to install and operate evaporators or to drill disposal wells to re-inject the produced water back into the underground rock formations adjacent to the coal seams or to lower sandstone horizons. In the event we are unable to obtain the appropriate permits, undrinkable water is discovered or if applicable laws or regulations require water to be disposed of in an alternative manner, the costs to dispose of produced water will increase and these costs could have a material adverse effect on our operations in this area and the profitability of such operations including rendering future production and development uneconomic.

REGULATION

    The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Substantial penalties may be assessed for noncompliance with various applicable statutes and regulations, and the overall regulatory burden on the industry increases its cost of doing business and, in turn, decreases its profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

FEDERAL AND STATE TAXATION

    Federal and state income, severance, franchise, excise, and other tax laws are of particular significance to the oil and gas industry. Recent legislation has eroded previous benefits to oil and gas producers, and any subsequent legislation may continue this trend. The states in which we may conduct oil and gas activities also impose taxes upon the ownership or production of oil and gas within such states. We cannot guarantee that tax laws will not be changed or interpreted in the future in a manner that adversely affects our interests.

RELIANCE UPON DIRECTORS AND OFFICERS

    We are dependent upon the personal efforts and abilities of our officers, who exercise control over Pennaco's day to day affairs. We are also dependent upon our directors, some of whom are engaged in other activities and will devote limited time to our business. Currently, several of our employees are not employed by us on a full time basis. They are serving in their respective capacities as consultants. These arrangements will continue until our business warrants, and we are able to afford, an expanded staff. We cannot guarantee that the volume of business necessary to employ all essential personnel on a full time basis will be obtained or that our proposed operations will prove to be profitable. We will continue to be highly dependent on the continued services of our executive officers, and a limited number of other senior managers and technical personnel. Loss of the services of one or more of these individuals could have a material adverse effect on our operations. We do have employment agreements with several of our executive officers. We do not maintain key person life insurance on any of our executive officers.

NON-ARM'S LENGTH TRANSACTIONS AND RELATED PARTY TRANSACTIONS

    The number of shares of our common stock, par value $0.001 per share, or options to purchase shares of common stock issued to our present stockholders for cash and/or services was arbitrarily determined and may not be considered the product of arm's length transactions. It is anticipated that we may deal with related parties when contracting for acquisition and development projects. In certain circumstances, the fairness of such transactions will be reviewed and approved by members of our Board of Directors that do not have interests therein. It is anticipated that there will not be any other review as to the fairness of our dealings with related parties. A director of Pennaco, Mark A. Erickson, is also the President of R.I.S. Resources (USA), Inc., a wholly owned subsidiary of R.I.S. Resources International Corp., and serves as a director of RIS International Corp. RIS International Corp. is engaged in the gathering, processing and marketing of natural gas. RIS International Corp. owns approximately 25.4% of Pennaco's outstanding shares.

INDEMNIFICATION OF OFFICERS AND DIRECTORS FOR SECURITIES LIABILITIES

    Our Bylaws provide that we may indemnify any director, officer, agent and/or employee as specified in the Nevada Business Corporation Act. Further, we may purchase and maintain insurance on behalf of these persons whether or not we would have the power to indemnify such person against the liability insured against. This could cause us to make substantial expenditures and may prevent any recovery from such officers, directors, agents and employees for losses we incur as a result of their actions. Further, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITED MARKET FOR SECURITIES

    At present, a limited market exists for our common stock on the OTC Bulletin Board system. We cannot guarantee that the OTC Bulletin Board system will provide adequate liquidity for our common stock or that a trading market will be sustained for the common stock. If you purchase shares of the common stock offered hereby you may be unable to resell them should you desire to do so. No entity has indicated an intent to make a market in our common stock, and we have not taken any steps to encourage a market maker to begin trading in our common stock. Furthermore, it is unlikely that a lending institution will accept our common stock as pledged collateral for loans unless a trading market develops providing necessary and adequate liquidity for the trading of our common stock.

CUMULATIVE VOTING, PREEMPTIVE RIGHTS AND CONTROL

    There are no preemptive rights in connection with the our common stock. The stockholders may be further diluted in their percentage ownership of Pennaco in the event that we issue additional shares in the future. Cumulative voting in the election of Directors is not provided for in the our bylaws or under Nevada law. Accordingly, the holders of a majority of the shares of our common stock, present in person or by proxy, will be able to elect all of the Pennaco's Board of Directors.

NO DIVIDENDS ANTICIPATED

    At the present time, we do not anticipate paying dividends, cash or otherwise, on our common stock in the foreseeable future. Future dividends will depend on the presence or absence of earnings, our financial requirements and other factors. If you anticipate the need for immediate income from your investment, you should refrain from purchasing the securities offered by this prospectus.

                                USE OF PROCEEDS

    Pennaco will not receive any of the proceeds from sales of the Stock offered hereby.

                          PRICE RANGE OF COMMON STOCK

    Since July 1, 1998, Pennaco's common stock, par value $.001 (the "Common Stock") has been traded over the counter and quoted on the OTC Bulletin Board system. The following table sets forth the high and low closing prices for the Common Stock as reported on the OTC Bulletin Board system for the period from July 1, 1998 through November 30, 1998.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
1998
  Third quarter..............................................................  $    6.16  $    3.03
  Fourth quarter (through November 30, 1998).................................  $    5.38  $    2.50

    At September 30, 1998, there were approximately 120 stockholders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions of properties. The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS OF OPERATION

    As a development stage company, the Company has no revenues from operations. During the period from the Company's inception (January 26, 1998) through September 30, 1998, the Company reported a net loss of $4,076,338. No revenues were realized during this period. Expenses incurred from the Company's inception (January 26, 1998) through September 30, 1998 totaled $5,386,588, including general and administrative expenses of $2,918,356 and exploration expenses of $1,784,069, including geologic consulting fees, geologic data and lease rentals.

    In the accompanying financial statements, in accordance with APB No. 25 "Accounting for Stock Issued to Employees," the Company has recognized a non-cash charge to earnings for compensation expense of approximately $1,790,000 for the period from inception (January 26, 1998) through September 30, 1998 for stock, warrants, and options issued to certain officers and employees. Compensation expense was calculated based on the difference between the closing price per share on the last trading day prior to the date of employment with the Company, and the $1.75 unit price for shares and warrants purchased by an officer of the Company hired at the beginning of July and the option price for options awarded to certain officers and key employees hired in July and August 1998. The restricted securities were offered as an incentive to attract a senior management team to the Company. The Company believes that the offers made by the Board of Directors were at fair market value due to the restricted nature of the securities to be issued and the lack of a liquid trading market for the Company's Common Stock at the time of the offer. However, APB No. 25 requires the measurement of compensation expense at the date of employment rather than at the offer date. Further, APB No. 25 requires that compensation be measured based on the quoted market price of the stock once a company's stock is publicly traded. While the Company was not yet a registrant, the Company's shares have been quoted on the OTC Bulletin Board system since July 1, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    The capital resources of the Company are limited. At present, the Company is not producing revenues and its main source of funds has been the sale of the Company's equity securities. The Company had approximately $1.3 million in cash as of September 30, 1998. All cash at present is being used to fulfill certain leasehold purchase commitments that the Company has entered into and to fund certain ongoing general and administrative expenses. On October 23, 1998, the Company and CMS Oil and Gas Company announced the CMS Transaction. See "Recent Developments--CMS Joint Venture." Pursuant to the terms of the CMS Joint Venture, CMS paid Pennaco $5.6 million in the form of the CMS Bridge Loan secured by substantially all of the Company's oil and gas leases. Approximately $3.2 million of such amount was paid directly to existing creditors of the Company. The Company intends to use the balance for general corporate purposes. The Company received $7.6 million at the first closing on November 20, 1998 and the Company will receive $14.8 million at the second closing on January 15, 1999. The CMS Bridge Loan will be canceled if both closings occur or if CMS wrongfully fails to close or fails to meet the Company's conditions to closing. Pro forma for the CMS Transaction as of September 30, 1998, the Company had no debt and approximately $23.0 million of cash. While the proceeds of the CMS Transaction should allow the Company to pay its current liabilities and fund its development activities for the first half of 1999, the Company will require further funding to meet its capital expenditure plans. Should the Company's cash flow from operations continue to be insufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements. At present, there are no agreements or understandings between the Company and its officers and directors or affiliates and any lending institutions with respect to any debt or equity financings.

    Should the Company be able to obtain debt financing in the future, its level will have several important effects on the Company's future operations, including (i) a substantial portion of the Company's cash flow will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes and (ii) the Company's ability to obtain additional financing in the future may be impaired. To address the operational and administrative requirements of the Company's ongoing development activities, it is anticipated that during the next twelve months employee requirements will increase to approximately 18 employees. Currently, the Company has 13 employees.

                                    BUSINESS

GENERAL

    The Company was incorporated in January 1998 to engage in the business of oil and gas exploration and production. To date, the Company's main focus and primary objective has been the procurement of mineral leasehold interests in the Powder River Basin of Wyoming and Montana and the commencement of its CBM drilling program. Since its inception, the Company has issued common stock and securities to raise capital, recruited and organized management, and has developed a strategic plan for the development of its Powder River Basin acreage. Other than the acquisition of leasehold interests, the Company has conducted limited operations.

    CBM production is similar to traditional natural gas production in terms of the physical producing facilities and the product produced. However, the subsurface mechanisms that allow the gas to move to the wellbore and the producing characteristics of CBM wells are significantly different from traditional natural gas production.

    Coal is a black organic mineral formed from buried deposits of plant material from ancient coastal swamps. Methane, or natural gas, is a common component of coal, though coals vary in their methane content per ton. Rather than being limited to open spaces in the coal structure, methane is adsorbed within the inner coal surfaces. When the coal is fractured and exposed to lower pressures (near a well or in a coal mine) the gas leaves (desorbs from) the coal. Whether a coal bed will produce commercial quantities of natural gas depends on its original content of gas per ton of coal, the thickness of the coal beds, the reservoir pressure and the existence of fractures through which the released gas can flow to the wellhead (permeability). Frequently, coal beds are partly or completely saturated with water. As the water is produced, space is created for gas to leave the coal and flow to the well. Contrary to traditional gas wells, new CBM wells often produce water for several months (dewatering) and then, as the water production decreases because the coal seams are being drained, and the pressure decreases, natural gas production increases.

    The coal beds of the Powder River Basin are among the thickest coals in the world, potentially containing extensive recoverable coal bed gas reserves, and are located in the Tongue River Member of the Paleocene Fort Union and lower Eocene Wasatch formations. This coal seam contains 10 to 12 coal beds ranging in thickness from approximately five feet to over 200 feet, with cumulative thicknesses of all coal seams ranging up to 350 feet. In the Fort Union formation, where the Company intends to drill, gas occurs in sandstones and coal beds at a number of different stratigraphic levels. Well depths in the Powder River Basin are relatively shallow, between 350 and 1,200 feet.

    Coal beds produce nearly pure methane gas while traditional gas wells normally produce gas that contains small portions of ethane, propane, and other, heavier, hydrocarbon gases. Methane normally constitutes more than 90% of the total gases in the production from traditional gas wells. The Powder River Basin gas does not contain significant amounts of contaminants, such as hydrogen sulfide, carbon dioxide or nitrogen, that are sometimes present in traditional natural gas production. Therefore the properties of the Powder River Basin gas, such as heat content per unit volume (Btu), are very close to the average properties of pipeline gas from traditional gas wells.

STRATEGY

    Pennaco's business strategy is to build an exploration and production company that is focused on creating value for its stockholders through profitable growth in reserves, production and cash flow per share. The key components of the Company's business strategy include the following: (i) concentrate activities in the Rocky Mountain and Mid-Continent regions of the U.S., (ii) lever the expertise of its technical and management team in areas of prior experience, (iii) acquire producing properties with development and exploitation potential utilizing industry contacts and opportunities known to the Company's senior management, (iv) assemble acreage positions through lease acquisition and farm-ins to conduct a balanced exploration and development effort, (v) seek to acquire operating control and majority ownership interests in order to optimize the timing and efficiency of operations, (vi) participate in gas gathering, processing, transportation, and marketing activities in order to maximize product price realizations and (vii) maintain a strong balance sheet in order to be in a position to capitalize on opportunities as they occur.

    The Company intends to add production by creating and forming strategic alliances with mid-stream companies (gathering and marketing) and down-stream companies (pipeline companies and end users). If the Company establishes significant production and cash flow in the Powder River Basin, it plans to pursue other CBM projects as well as more conventional oil and gas projects.

DRILLING AND PRODUCTION STRATEGY

    The Company has initiated its development program through the drilling of its first well on November 15, 1998. Though no assurance of success can be given, the Company's business plan includes the drilling of 40 net CBM wells by the end of 1998, and an additional 500 gross CBM wells by the end of 1999, assuming current economic and regulatory conditions.

    The Company's ability to complete its drilling program is entirely dependent upon the availability of sufficient capital, equipment and personnel. The estimated cost per well is approximately $50,000 to $60,000 to drill and complete. The estimated drilling portion of the well cost is approximately $10,000. The Company has entered into a drilling agreement with CBMD, pursuant to which it has prepaid drilling costs of $360,000. Additionally, the Company has agreed to loan CBMD $90,000, which loan will be secured by all the personal property and equipment of CBMD, and has agreed, if requested on or before June 30, 1999, to loan CBMD an additional $150,000 which would also be secured by all the personal property and equipment of CBMD. Based on the agreement that every third well shall be drilled at no cost to Pennaco, the prepaid drilling costs will be recovered after approximately 75 wells. The prepayments are to ensure that drilling rigs will be available and dedicated to the Company's planned drilling program and that the rigs will meet the specific requirements of the Company. CBMD will dedicate three CBM drilling rigs to the Company's drilling program.

STRATEGIC ALLIANCE AND PARTNERING

    On October 23, 1998, the Company and CMS Energy Corporation's exploration and production unit, CMS Oil and Gas Company formed the CMS Joint Venture. The agreement involves virtually all of the Company's approximate 492,000 net acre leasehold positions. Pursuant to the terms of the CMS Joint Venture, CMS Oil and Gas Company will acquire an undivided 50% working interest in Pennaco's leasehold position in the Powder River Basin for $28.0 million. The CMS Joint Venture provides for the development of the Company's lease acreage, with Pennaco and CMS each operating approximately 50% of the wells drilled in the area of mutual interest. An affiliate of CMS Oil and Gas, CMS Gas Transmission and Storage, will provide gathering, compression and transportation services to the joint venture. All of the leases in the area of mutual interest are dedicated to CMS Gas Transmission and Storage for gathering, compression and transportation.

MARKETING OF PRODUCTION

    If the Company successfully produces oil and/or natural gas, it does not plan to refine or process its production, but plans to sell the production to unaffiliated oil and natural gas purchasing companies in the area in which it is produced. If the Company produces natural gas, it expects to sell it under contracts to both interstate and intrastate natural gas pipeline companies, as well as companies who transport natural gas overground.

TITLE TO PROPERTIES

    The Company believes it has satisfactory title to all of its properties in accordance with standards generally accepted in the oil and gas industry. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties.

COMPETITION

    Competition for prospects and producing properties is intense. The Company has been competing and will continue to compete with a number of other potential purchasers of prospects and producing properties, many of which will have greater financial resources than the Company. The bidding for prospects has become particularly intense in the Powder River Basin with different bidders evaluating potential acquisitions with different product pricing parameters and other criteria that result in widely divergent bid prices. The presence of bidders willing to pay prices higher than are supported by the Company's evaluation criteria could further limit the ability of the Company to acquire prospects. In addition, low or uncertain prices for properties can cause potential sellers to withhold or withdraw properties from the market. In this environment, there can be no assurance that there will be a sufficient number of suitable prospects available for acquisition by the Company or that the Company can sell prospects or obtain financing for or participants to join in the development of prospects.

    In addition to competition for leasehold acreage in the Powder River Basin, the oil and gas exploration and production industry is intensely competitive as a whole. The Company will compete against established companies with significantly greater financial, marketing, personnel, and other resources than the Company. Such competition could have a material adverse effect on the Company's ability to execute its business plan as well as profitability.

REGULATION

    The Company's operations will be subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry will increase the Company's cost of doing business and, consequently, affect its profitability. However, the Company does not believe that it will be affected in a significantly different manner by these regulations than its competitors in the oil and natural gas industry.

    TRANSPORTATION AND SALE OF NATURAL GAS. The FERC regulates interstate natural gas pipeline transportation rates as well as the terms and conditions of service. FERC's regulations will affect the marketing of any natural gas produced by the Company, as well as any revenues received by the Company for sales of such natural gas. In 1985, the FERC adopted policies that make natural gas transportation accessible to natural gas buyers and sellers on an open-access, nondiscriminatory basis. The FERC issued Order No. 636 on April 8, 1992, which, among other things, prohibits interstate pipelines from making sales of gas tied to the provision of other services and requires pipelines to "unbundle" the services they provide. This has enabled buyers to obtain natural gas supplies from any source and secure independent delivery service from the pipelines. All of the interstate pipelines subject to FERC's jurisdiction are now operating under Order No. 636 open access tariffs. On July 29, 1998, the FERC issued a Notice of Proposed Rulemaking regarding the regulation of short term natural gas transportation services. FERC proposes to revise its regulations to require all available short term capacity (including capacity released by shippers holding firm entitlements) to be allocated through an auction process. FERC also proposes to require pipelines to offer additional services under open access principles, such as "park and loan" services. In a related initiative, FERC issued a Notice of Inquiry on July 29, 1998 seeking input from natural gas industry players and affected entities regarding virtually every aspect of the regulation of interstate natural gas transportation services. Among other things, FERC is seeking input on whether to retain cost-based rate regulation for long term transportation services, potential changes in the manner in which rates are designed, and the use of index driven or incentive rates for pipelines. The July 29, 1998 Notice of Inquiry may lead to a subsequent Notice of Proposed Rulemaking to further revise FERC's regulations.

    Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective or their effect, if any, on the Company's operations. The natural gas industry historically has been closely regulated; thus there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

    REGULATION OF PRODUCTION. The production of oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Wyoming and Montana have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill. Moreover, each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

    FEDERAL OR STATE LEASES. The Company's operations on federal or state oil and gas leases will be subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service and other agencies. In order to drill wells on Wyoming state land, the Company is required to file an Application for Permit to Drill with the Wyoming Oil and Gas Commission. Drilling on acreage controlled by the federal government requires the filing of a similar application with the Bureau of Land Management. While the Company has been able to obtain required drilling permits to date, there can be no assurance that permitting requirements will not adversely effect the Company's ability to complete its drilling program at the cost and in the time period currently anticipated.

    ENVIRONMENTAL REGULATIONS. Various federal, state and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment, will affect the Company's operations and costs. In particular, the Company's exploration, development and production operations, its activities in connection with storage and transportation of crude oil and other liquid hydrocarbons and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom will be subject to stringent environmental regulation. Because CBM wells typically produce significant amounts of water, the Company is required to file applications with state and federal authorities, as applicable, to enable it to dispose of water produced from its wells. While the Company has been able to obtain required water disposal permits to date, there can be no assurance that such permitting requirements will not adversely effect the Company's ability to complete its drilling and development program at the cost and in the time period currently anticipated.

    As with the industry generally, compliance with existing regulations will increase the Company's overall cost of business. Such areas affected include unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water, capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and gas exploration wastes and capital costs to construct, maintain and upgrade equipment and facilities.

    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment.

These persons include the "owner" or "operator" of the site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the Environmental Protection Agency and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, the Company may generate waste that may fall within CERCLA's definition of a "hazardous substance." The Company may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed.

    The Company may own or lease properties that have been used for the exploration and production of hydrocarbons in the past. Many of these properties will have been owned by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under the Company's control. These properties and wastes disposed thereon may be subject to CERCLA and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging operations to prevent future contamination.

EMPLOYEES

    The Company currently has 13 employees and approximately 10 consulting geologists, engineers, and land acquisition professionals. The Company plans to hire additional employees as needed. The Company has an outsourcing arrangement with Trinity Petroleum Management, LLC which provides for administrative services, specifically land administration, accounting and production reporting. The Agreement is effective until March 1, 1999 when it converts to a month-to-month arrangement. The Company believes that this outsourcing arrangement allows the Company to hire fewer full-time employees and more efficiently control administrative expenses.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                            DESCRIPTION OF PROPERTY

    The Company has acquired oil and gas leases and options covering approximately 492,000 net acres in the Powder River Basin of Wyoming and Montana. Approximately 60% of the acreage is located on federal and state land and approximately 40% of the acreage is located on private land. The Company's leases are generally five to ten year leases. The federal leases are generally ten year term leases and newly acquired fee and state leases are generally five-year term leases. Leasehold net revenue interests average greater than 80%.

    Historically, oil and gas has been produced from a number of other reservoirs in the Powder River Basin that are typically greater in depth than CBM locations. Over 80% of the Company's leasehold acreage allow for development of all depths. These leases cover both the shallow CBM and exploration potential for oil and gas from the deeper horizons. Past exploration of the sedimentary section below the Paleocene coal section has resulted in production from sandstone reservoirs in twenty-five formations from upper Cretaceous to Pennsylvanian age. No production has been generated from the Company's leases.

    As of the date hereof, the Company has not produced any oil or gas nor does it currently have the ability to produce any oil or gas. Certain of the Company's undeveloped oil and gas properties have reserves classified as proved undeveloped; however, such amounts are not significant.

    The Company's office space is currently subleased pursuant to an agreement in principle with Evansgroup, Inc. The term of the sublease commenced on April 6, 1998 and expires on September 30, 2000. The sublease concerns approximately 11,524 square feet at a yearly rent of approximately $173,000.

                                   MANAGEMENT

    The following individuals are the officers, directors, and key employees and consultants of the Company:

EXECUTIVE OFFICERS AND DIRECTORS                          AGE                             POSITION
----------------------------------------------------      ---      ------------------------------------------------------
Jeffrey L. Taylor...................................          30   Chairman of the Board, Director
Paul M. Rady........................................          45   President, Chief Executive Officer, Director
Glen C. Warren, Jr..................................          42   Chief Financial Officer, Executive Vice President,
                                                                   Director
Mark A. Erickson....................................          40   Hydrocarbon Marketing Consultant, Director
Gregory V. Gibson...................................          48   Vice President, Legal, Secretary, Director
David W. Lanza......................................          30   Director


OTHER SIGNIFICANT EMPLOYEES AND CONSULTANTS               AGE                             POSITION
----------------------------------------------------      ---      ------------------------------------------------------
Terrell A. Dobkins..................................          46   Vice President of Production
Brian A. Kuhn.......................................          40   Vice President of Land
William Travis Brown, Jr............................          53   Exploration Manager
George L. Hampton, III..............................          46   Senior Geologist
Dirck Tromp.........................................          32   Staff Geologist
Todd H. Gilmer......................................          46   Project Hydrology Consultant
John Dolloff........................................          69   Senior Geology Consultant
Brian Hughes........................................          43   Production and Engineering Consultant

    PAUL M. RADY, CHIEF EXECUTIVE OFFICER, PRESIDENT, DIRECTOR

    Mr. Rady joined the Company in June 1998 as its Chief Executive Officer, President and Director. Mr. Rady has entered into an employment agreement with an initial term of four years with automatic renewal provisions. Mr. Rady was with Barrett Resources Corporation ("Barrett"), an oil and gas exploration and production company listed on the New York Stock Exchange, for approximately eight years. During his tenure at Barrett, Mr. Rady held various executive positions including his most recent position as Chief Executive Officer, President and Director. As Chief Executive Officer he was responsible for all aspects of the Company including, operations, financings, representing the corporation to the investment community, and working with the Board of Directors to set the direction of the Company. Other positions held by Mr. Rady were Chief Operating Officer, Executive Vice President--Exploration, and Chief Geologist--Exploration Manager. Prior to his employment at Barrett, Mr. Rady was with Amoco Production Company ("Amoco") based in Denver, Colorado for approximately 10 years. Mr. Rady received a Bachelor of Arts degree in Geology from Western State College of Colorado in 1978 and a Master of Science Degree in Geology from Western Washington University in 1980.

    JEFFREY L. TAYLOR, CHAIRMAN OF THE BOARD, DIRECTOR

    Currently Mr. Taylor is the President and Director of Foreign Investments for the London Taylor Group. The London Taylor Group is a southern California-based financial service provider acting as venture capitalist and investment banker to private and small cap public companies. During the last five years, Mr. Taylor has been a Member of the Board of Directors of various public companies including, TransAmerica Industries, Yuma Gold Mines, and Cornucopia Resources. He has also served during the last five years as Vice President of Metallica Resources, Vice President of Goldbelt Resources, Vice President of Arrowhead Minerals Corporation, and Executive Vice President of Corporate Finance of Ultra Petroleum. Prior to founding the London Taylor Group, Mr. Taylor was an analyst and financial service provider for Global Resource Investments, Inc. of Carlsbad, California and the Chief Financial

Officer for International Art Commission of San Francisco, California. Mr. Taylor holds a Master of Business Administration, Finance degree from the University of San Diego.

    GLEN C. WARREN, JR., CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT,
     DIRECTOR

    Mr. Warren joined the Company in July 1998 as its Chief Financial Officer, Executive Vice President and Director. Mr. Warren has entered into an employment contract with an initial term of four years with automatic renewal provisions. Prior to assuming his duties as the Company's Chief Financial Officer, Mr. Warren was an investment banker with Lehman Brothers Inc. in New York and focused on equity and debt financing, as well as mergers and acquisitions for energy and natural resource companies. Prior to Lehman Brothers, Mr. Warren was also an investment banker with Dillon, Read & Co., Inc. and Kidder, Peabody & Co. Incorporated with a total of nine years of investment banking experience. Mr. Warren also has six years of exploration and production experience with Amoco Production Company in New Orleans. Mr. Warren received an MBA degree from the Anderson Graduate School of Management at U.C.L.A. in 1989 and a Juris Doctorate degree in 1981 and a Bachelor of Arts degree in Interdisciplinary Science in 1978, both from the University of Mississippi.

    MARK A. ERICKSON, HYDROCARBON MARKETING CONSULTANT, DIRECTOR

    Mr. Erickson is a registered petroleum engineer with fifteen years experience in project financial modeling and management. He is currently President of R.I.S. Resources (USA), Inc. ("RIS USA"). Prior to that, Mr. Erickson worked as an asset manager for North American Resources Company, a $200 million subsidiary of Montana Power. He received his BS in Petroleum Engineering at Montana Tech and Masters in Mineral Economics from the Colorado School of Mines.

    GREGORY V. GIBSON, VICE PRESIDENT, LEGAL, SECRETARY, DIRECTOR

    Mr. Gibson has been an attorney specializing in securities and securities broker dealerships for over 15 years. Mr. Gibson is a southern California-based practicing attorney with the law firm of Gibson, Haglund & Johnson. Prior to his present affiliations, Mr. Gibson was corporate counsel for three years to Global Resource Investment Limited, a southern California-based broker-dealer specializing in resource and foreign publicly traded securities. Prior to working at Global, Mr. Gibson was practicing securities and international law with the law firms of Gibson & Haglund and Gibson, Ogden & Johnson. Mr. Gibson attended Claremont Men's College and Brigham Young University for undergraduate studies and received his Juris Doctorate degree from Pepperdine University School of Law.

    DAVID LANZA, DIRECTOR

    Mr. Lanza has been a real estate developer, oil and gas real property and lease developer, and business owner in California, Nevada, Colorado, Texas and Wyoming for the past ten years. He is currently the President of Hust Brothers, a commercial real estate and development company, Vice President and principal of Hust Brothers Inc., a national automotive wholesale company, and President and principal of Colusa Motor Sales. Mr. Lanza has majority interest in Marysville Auto Parts which owns and operates 13 automotive chain stores. Mr. Lanza graduated from the University of Southern California receiving his Bachelor of Science in Business Administration.

    TERRELL A. DOBKINS, VICE PRESIDENT OF PRODUCTION

    Mr. Dobkins has over 20 years experience in the petroleum industry. Mr. Dobkins started his career at Amoco Production Company where he had extensive experience in Rocky Mountain Low Permeability Gas Reservoirs and worked in operations, completions and reservoir engineering. Mr. Dobkins worked as a Manager for three years at American Hunter Exploration where he was involved in all U.S. operations and engineering. More recently, Mr. Dobkins served eight years at Barrett Resources, most recently as

Manager of Acquisitions, and was involved in the development of several projects, including completions, operations and reservoir engineering.

    BRIAN A. KUHN, VICE PRESIDENT OF LAND

    Mr. Kuhn has 18 years experience in the oil and gas industry as a landman. Mr. Kuhn worked as a landman for thirteen years at Amoco Production Company from June 1980 to April 1993. While at Amoco, Mr. Kuhn spent three years in the Powder River Basin and other basins of the Rocky Mountain region. Most recently, Mr. Kuhn was employed as a Division Landman for five years at Barrett Resources Corporation where he worked in the Rocky Mountain region and numerous other basins. Mr. Kuhn has extensive experience in the acquisition of producing properties, testifying as expert witness before state regulatory agencies, management of lease acquisition and negotiation of both large and small exploration transactions. Mr. Kuhn earned a BBA in Petroleum Land Management from the University of Oklahoma in May 1980. Mr. Kuhn is also a member of the American Association of Petroleum Landmen, Oklahoma City Association of Petroleum Landmen and the Tulsa Association of Petroleum Landmen.

    WILLIAM TRAVIS BROWN, JR., EXPLORATION MANAGER

    Mr. Brown is a Chief Geologist for the Company. He began his career with Amoco in 1969 as an operations and production geologist in the Rocky Mountain Region. He has extensive experience in the Green River and Powder River Basins. From 1969 to present, Mr. Brown has conducted extensive work in 3-D seismic & stratigraphic analysis, geological mapping, well site analysis, and strategic land acquisition for several companies including Amoco Production, Lear Petroleum, Davis Oil, and Coastal Oil and Gas where he initiated the coal degassification CBM project in the Powder River Basin. Mr. Brown received his B.S. in Geology at Columbia University and his Master of Science and Ph.D. candidacy in Geology at the University of New Mexico.

    GEORGE L. HAMPTON, III, SENIOR GEOLOGIST

    Mr. Hampton has recently been employed by the Company as Senior Geologist. Prior to his employment by the Company, Mr. Hampton served as Chief Geologist of Thermal Energy Corporation ("TEC") a joint venture with Torch Operating. While at TEC Mr. Hampton supervised the geology and drilling and/or completion of 100 shallow CBM wells. Mr. Hampton is a petroleum geologist with 20 years experience in the oil and gas business. He has spent the last 18 years specializing in CBM exploration, production and analysis. His career began in 1978 as a geologist for Amoco. From 1979 to 1982 he participated in the early CBM projects in the San Juan, Piceance, Uinta and Green River basins. He left Amoco in 1986 to form Hampton & Associates, Inc., a consulting company specializing in CBM. While there, he and a team of CBM experts consulted for a number of major and independent petroleum companies including: Conoco, British Petroleum, Chevron, Amoco, Helmerich & Payne, Devon Energy (Blackwood & Nichols), Celsius, Torch, MarkWest, Meridian and Evergreen. Mr. Hampton was responsible for generation and evaluation of CBM prospects worldwide. He has also supervised over 100 CBM wells. As a founding partner of Cairn Point Publishing, he worked on and supervised the creation and publishing of THE INTERNATIONAL COAL SEAM GAS REPORT, 1997. Mr. Hampton received his BS and MSC in Geology at Brigham Young University.

    DIRCK TROMP, STAFF GEOLOGIST

    Mr. Tromp is a certified professional geologist with nine years of varied geologic and hydrogeologic experience in the petroleum, mining, and environmental fields. He began his career as a research geologist with the U.S. Geological Survey. The majority of his experience has been as a hydrogeologist and geochemist with Roy F. Weston, Inc., an international environmental consulting firm. Mr. Tromp has extensive experience with digital mapping, 3-D computer hydrologic conceptual modeling and groundwater flow modeling. He has designed and installed groundwater systems and hydrocarbon recovery wells.

He has a strong working knowledge of environmental compliance requirements. Mr. Tromp holds a BS in Geological Engineering and MSc in Geology/Geochemistry both from the Colorado School of Mines.

    TODD H. GILMER, PROJECT HYDROLOGY CONSULTANT

    Mr. Gilmer is a consulting Project Hydrologist for the Company. Recently Mr. Gilmer was one of the principal hydrologists for Amoco's Pine River (Los Pinos) CBM water project in the San Juan Basin and has conducted a CBM hydrologic study for Western Gas Resources in the Powder River Basin. He is a hydrogeologist with 25 years of experience in hydro-geological investigation and water production problems in the petroleum and mineral industries. He is skilled in water resource exploration, development and evaluation and has vast experience working with government and environmental regulatory agencies. Mr. Gilmer began his career as a hydrogeologist with Wright Water Engineers of Denver in 1973. From 1974-1986 he worked for several water resource companies where he managed several coal mine baseline studies and ground water flow modeling projects. From 1986 to present he has been owner/senior hydrogeologist for Gilmer Geophysics, Inc. where he has continued his work on hydrology projects for major coal mining and petroleum companies. He is the author of many publications on hydrology. Mr. Gilmer earned his BS degree in Geophysics from the University of Minnesota and attended graduate school for two years at the same institution where he studied geophysics and hydrogeology.

    JOHN DOLLOFF, SENIOR GEOLOGY CONSULTANT

    Mr. Dollof is a consulting senior geologist to the Company. Mr. Dolloff has over 40 years of exploration and production geology and management experience in the Rocky Mountain, Mid-Continent and west Texas areas. Beginning his career with Standard Oil of Texas, he was staff geologist with the predecessor of Champlin Petroleum (Union Pacific Resources) where he advanced to become District Manager. He became Regional Manager for Helmerich & Payne and for nine years he managed an 11-state oil and gas exploration program. He has also served as exploration manager and Senior Vice-President for several petroleum companies in the Rocky Mountain Region. Mr. Dolloff earned his BS in Geology from Yale University and MSc Geology from University of Minnesota.

    BRIAN HUGHES, PRODUCTION AND ENGINEERING CONSULTANT

    Mr. Hughes is a petroleum engineer with more than twenty years of supervisory and management experience in nearly all aspects of the natural gas business. He has been a consulting, drilling, and production engineer for completion operations in several CBM and tight gas sandstone projects in the western Rocky Mountains. Prior to 1988, Mr. Hughes was a petroleum engineer with Shell Oil where he was responsible for all Shell-operated units in west Texas. Mr. Hughes received his B.S. in Mechanical Engineering from the U.S. Military Academy and a Masters degree in Petroleum Engineering from the University of Texas.

    Directors' terms are one year.

EXECUTIVE COMPENSATION

    The Company has recently entered into four-year employment agreements with Paul M. Rady, who was hired by the Company in June 1998, and Glen C. Warren, Jr., who was hired in July 1998.

    The employment agreement with Mr. Rady provides for a salary of $120,000 per year, bonus compensation equal to 2% of the Company's net cash flow, participation in the Company's standard insurance plans for its executives, and participation in the Company's other incentive compensation programs at the discretion of the Board of Directors. Mr. Rady was granted 400,000 stock options exercisable at $2.50 per share and 400,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in June 1999. Mr. Rady's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control of the Company.

The stock options expire in 2008, subject to earlier termination if the employment is terminated. If Mr. Rady's employment with the Company is terminated without cause prior to June 1, 1999, Mr. Rady is entitled to termination compensation of $2,000,000. If Mr. Rady's employment with the Company is terminated without cause after June 1, 1999, Mr. Rady is entitled to termination compensation of $3,000,000. Mr. Rady's employment agreement automatically renews on each anniversary of the effective date after June 1, 2001 for an additional two years unless the Company notifies Mr. Rady in writing 90 days prior to such anniversary that it will not be renewing his employment agreement.

    The employment agreement with Mr. Warren provides for a salary of $100,000 per year, bonus compensation equal to 1% of the Company's net cash flow, participation in the Company's standard insurance plans for its executives, and participation in the Company's other incentive compensation programs at the discretion of the Board of Directors. Mr. Warren was granted 200,000 stock options exercisable at $2.50 per share, 100,000 stock options exercisable at $3.25 per share, and 200,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in July 1999. The stock options expire in 2008. Mr. Warren's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control of the Company. If Mr. Warren's employment with the Company is terminated without cause prior to July 1, 1999, Mr. Warren is entitled to termination compensation of $400,000. If Mr. Warren's employment with the Company is terminated without cause after July 1, 1999 but before July 1, 2000, Mr. Warren is entitled to termination compensation of $750,000. If Mr. Warren's employment with the Company is terminated without cause after July 1, 2000, Mr. Warren is entitled to termination compensation of $1,250,000. Mr. Warren's employment agreement automatically renews on each anniversary of the effective date after June 1, 2002 for an additional year, unless the Company notifies Mr. Warren in writing 90 days prior to such anniversary that it will not be renewing his employment agreement.

    The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and Chief Financial Officer (the "named Executive Officers") during the period ended Septemer 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                                    ANNUAL                           AWARDS
                                                                 COMPENSATION                      SECURITIES
                                                              ------------------   OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                                   SALARY (1)   BONUS   COMPENSATION   OPTIONS (#)    COMPENSATION
------------------------------------------------------------  ----------   -----   ------------   ------------   ------------
Paul W. Rady ...............................................
  President and Chief Executive Officer                        $35,000      --        --            800,000         --

Glen C. Warren, Jr. ........................................
  Chief Financial Officer and Executive Vice President          25,000      --        --            512,150         --

------------------------

(1) Reflects compensation paid from date of employment through September 30, 1998. Mr. Rady began employment with the Company on June 16, 1998. Mr. Warren began employment with the Company on July 2, 1998.

1998 STOCK OPTION AND INCENTIVE PLAN

    On March 24, 1998, the Board of Directors adopted the 1998 Stock Option and Incentive Plan (the "Plan") which was subsequently approved by the stockholders of the Company. The stockholders of the Company approved an amendment to the Plan on June 29, 1998. The Plan is intended to provide incentive to key employees and directors of, and key consultants, vendors, customers, and others expected to provide significant services to, the Company, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and its Subsidiaries, to attract new employees with outstanding qualifications, and to afford additional incentive to consultants, vendors, customers, and others to increase their efforts in providing significant services to the Company. The Plan is administered by the Board of Directors or can be administered by a Committee appointed by the Board of Directors, which Committee shall be constituted to permit the Plan to comply with Rule 16b-3 of the Act, and which shall consist of not less than two members. The Board of Directors, or the Committee if there be one, at its discretion, can select the eligible employees and consultants to be granted awards, determine the number of shares to be applicable to such award, and designate any Options as Incentive Stock Options or Nonstatutory Stock Options (except that no Incentive Stock Option may be granted to a non-employee director or a non-employee consultant). The stock subject to awards granted under the Plan are shares of the Company's authorized but unissued or reacquired Common Stock. The aggregate number of shares which may be issued as awards or upon exercise of awards under the Plan is 4,500,000 shares. As of September 30, 1998, Non-statutory Stock Options to purchase 2,960,150 have been granted to key employees and directors for exercise prices ranging from $1.25 to $5.00 per share pursuant to the vesting schedules of the respective agreements. Options in the amount of 612,500 are currently vested while the balance of the options vest over the passage of time or are tied to certain benchmarks being achieved with regards to the drilling of wells or obtaining certain annual gross production revenues. No Incentive Stock Option Agreements have been entered into by the Company as of July 31, 1998. The shares that may presently be issued pursuant to the exercise of an option awarded by the Plan have not been registered under the Securities Act of 1933 (the "Securities Act"), any state securities authority, nor any foreign securities authority, and will be subject to the limitations of Rule 144.

    The following table reflects certain information regarding stock options granted to the Named Executive Officers during the period ended September 30, 1998.

            OPTION GRANTS AS OF THE PERIOD ENDED SEPTEMBER 30, 1998

                                                                     INDIVIDUAL GRANTS
                                                               ------------------------------
                                                                 PERCENTAGE OF
                                                                 TOTAL OPTIONS
                                                                  GRANTED TO
                                                 NUMBER OF      EMPLOYEES AS OF
                                                SECURITIES     THE PERIOD ENDED    EXERCISE
                                                UNDERLYING       SEPTEMBER 30,     PRICE PER
                                              OPTIONS GRANTED        1998            SHARE        EXPIRATION DATE
                                              ---------------  -----------------  -----------  ----------------------
Paul M. Rady................................       400,000              13.5%      $    2.50       June 15, 2008
                                                   400,000              13.5%      $    5.00       June 15, 2008

Glen C. Warren, Jr..........................       200,000               6.8%      $    2.50        July 1, 2008
                                                   100,000               3.4%      $    3.25        July 1, 2008
                                                   200,000               6.8%      $    5.00        July 1, 2008
                                                    12,150               0.4%      $    5.00     September 4, 2008

    The following table reflects certain information concerning the number of unexercised options held by the Named Executive Officers and the value of such officers' unexercised options as of September 30, 1998. No options were exercised by the Named Executive Officers during the period ended September 30, 1998.

            OPTION VALUES AS OF THE PERIOD ENDED SEPTEMBER 30, 1998

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN THE
                                                                         OPTIONS HELD AT            MONEY OPTIONS HELD AT
                                                                       SEPTEMBER 30, 1998          SEPTEMBER 30, 1998 (1)
                                                                   ---------------------------   ---------------------------
                                                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                                   -----------   -------------   -----------   -------------
Paul W. Rady.....................................................    --             800,000        --            $250,000
Glen C. Warren, Jr...............................................    --             512,150        --             125,000

------------------------

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The exercise price of the options granted to the Named Executive Officers is $2.50 per share. The value of unexercised options for each of the Named Executive Officers represents the difference between the exercise price of such options and the closing price of the Company's Common Stock on September 30, 1998 ($3.125 per share).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A Director of the Company, Mark A. Erickson is also the President of RIS USA, a wholly owned subsidiary of R.I.S. Resources International Corp. ("RIS"), and serves as a director of RIS USA. RIS USA is engaged in the downstream gathering, processing and marketing gas business, and may purchase and provide infrastructure gathering and transportation of CBM produced by the Company. RIS owns approximately 25.4% of the issued and outstanding shares of the Company.

    If the Company deals with related parties, the fairness of the transactions will be reviewed only by members of the Board of Directors that do not have interests in the transactions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information concerning the beneficial ownership of the Company's common stock and stock purchase warrants as of November 30, 1998 for (i) each current director who owns shares, (ii) each officer of the Company who owns shares, (iii) all persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock, (iv) all officers and directors of the Company as a group, and (v) each of the security holders offering Stock for sale pursuant to this Prospectus (the "Selling Stockholders"). All persons listed, unless otherwise noted, have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated. The information presented under "Shares Beneficially Owned After Offering" and "Warrants Beneficially Owned After Offering" assumes that all of the units offered by the Selling Stockholders will be sold. Unless otherwise noted, each of the stockholders listed below has an address c/o Pennaco Energy, Inc., 1050 17th Street, Suite 700, Denver, Colorado 80265.

                                                       SHARES BENEFICIALLY
                                                     OWNED PRIOR TO OFFERING                   SHARES BENEFICIALLY
                                                               (1)                            OWNED AFTER OFFERING
                                                    -------------------------  SHARES BEING  -----------------------
NAME                                                  NUMBER     PERCENT (2)     OFFERED       NUMBER      PERCENT
--------------------------------------------------  ----------  -------------  ------------  ----------  -----------
Paul M. Rady......................................     857,144(4)         5.8%      --          857,144         5.8%
Jeffrey L. Taylor.................................     543,375(3)         3.7%      --          543,375         3.7%
Gregory V. Gibson.................................     100,000(5)           *       --          100,000           *
David W. Lanza....................................      50,000(6)           *       --           50,000           *
Mark A. Erickson..................................      41,250(7)           *       --           41,250           *
Glen C. Warren, Jr................................     262,500 10)         1.8%      --         262,500         1.8%
R.I.S. International..............................   4,000,000(8)        27.0%      --        4,000,000        27.0%
Brant Investments Ltd.............................     562,500 11)         3.8%     562,500      --          --
Yorktown Securities, Inc..........................      52,500 12)           *      52,500       --          --
Jayvee & Co.......................................     112,500 13)           *     112,500       --          --
Royal Trust Corp. of Canada.......................     562,500 14)         3.8%     562,500      --          --
Aton Venture Fund Ltd.............................      75,000 15)           *      75,000       --          --
Michael McMurrich.................................      45,000 16)           *      45,000       --          --
Excalibur Funds Group.............................     150,000 17)         1.0%     150,000      --          --
Dynachem, Inc.....................................      37,500 18)           *      37,500       --          --
Arpels Financial Services Corporation.............     225,000 19)         1.5%     225,000      --          --
All officers and directors as a group
  (six persons)...................................   1,854,269(9)        12.5%      --        1,854,269        12.5%

------------------------

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Assumes 14,795,179 shares outstanding plus, for each individual, any securities that specific person has the right to acquire upon exercise of presently exercisable stock options. Options and warrants held by persons other than the specific individual for whom an ownership interest percentage is being calculated are not considered in calculating that specific individual's ownership interest percentage.

 (3) Includes 400,000 shares issuable to Mr. Taylor upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Taylor's address is 7220 Avenida Encinas, Suite 204, Carlsbad, California 92009.

 (4) Includes 285,715 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.

 (5) Represents 100,000 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Gibson's address is 2010 Main Street, Suite 400, Irvine, California 92614.

 (6) Represents 50,00 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Lanza's address is 710 3rd Street, Marysville, California 95901.

 (7) Includes 31,250 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Erikson's address
     is                .

 (8) The address of R.I.S. Resources International Corp. is 609 West Hastings Street, 11th Floor, Vancouver, British Columbia V6B 4W4, Canada. According to the directors and officers of R.I.S., the only person who owns more than 10% of the outstanding voting rights of RIS is John Hislop, who owns 10.22% of the outstanding RIS common stock.

 (9) Includes 581,250 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share, and 373,215 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.

(10) Includes 87,500 shares issuable upon the exercise of presently exerciseable stock purchase warrants exerciseable at a price of $1.75 per share.

(11) Includes 187,500 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(12) Includes 17,500 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(13) Includes 37,500 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(14) Includes 187,500 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(15) Includes 25,000 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(16) Includes 15,000 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(17) Includes 50,000 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(18) Includes 12,500 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

(19) Includes 75,000 shares issuable upon the exercise of presently exercisable stock purchase warrants exercisable at a price of $5.00 per share.

                           DESCRIPTION OF SECURITIES

GENERAL

    The authorized Common Stock of the Company consists of 50,000,000 shares of $0.001 par value common stock. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, which have been filed as exhibits to the Company's registration statement, of which this prospectus is a part, and applicable law.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of directors standing for election.

    Holders of Common Stock are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities. Holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

    The Common Stock is quoted on the OTC Bulletin Board system under the symbol "PNEG."

    As of November 30, 1998, 14,795,179 shares are issued and outstanding.

STOCK PURCHASE WARRANTS

    The Company has 607,500 warrants outstanding with an exercise price of $5.00 per share issued September 4, 1998, via a private placement exempt from the registration requirements of the Securities Act. These warrants may be exercised any time within six months of the date of issuance.

    The Company has 398,215 warrants outstanding with an exercise price of $1.75 per share for the first year of exercisability and $1.96 per share for the second year of exercisability. 310,715 of these warrants were issued July 1, 1998 and 87,500 were issued September 4, 1998, via private placements exempt from the registration requirements of the Securities Act and may be exercised within two years from the date of issuance.

    The Company has 75,200 warrants outstanding with an exercise price of $3.58 per share issued September 4, 1998, via a private placement exempt from the registration requirements of the Securities Act. These warrants may be exercised any time within two years from the date of issuance.

    Other than the shares underlying the 607,500 warrants issued September 4, 1998, which are being registered hereby, no other shares underlying the above-referenced warrant have been registered under the Securities Act.

TRANSFER AGENT

    The Company's transfer agent is: Pacific Stock Transfer Company, 3690 South Eastern, Las Vegas, Nevada 89109.

                              PLAN OF DISTRIBUTION

    The Company is registering the Stock on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees and pledgees selling Stock received from a named Selling Stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Stock will be borne by the Selling Stockholders. Sales of Stock may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) through the OTC Bulletin Board system, in negotiated transactions, through put or call options transactions relating to the Stock, through short sales of Stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Stock by the Selling Stockholders.

    The Selling Stockholders may effect such transactions by selling Stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or purchasers of Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Stockholders and any broker-dealers that act in connection with the sale of Stock might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Stock against certain liabilities, including liabilities arising under the Securities Act.

    Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    Selling Stockholders also may resell all or a portion of the Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

    Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares of Stock involved,
(iii) the price at which such shares of Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts ,material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Stock, a supplement to this prospectus will be filed. See "Principal and Selling Stockholders."

                                    EXPERTS

    KPMG Peat Marwick LLP, independent certified accountants, have audited our financial statements included in this prospectus. These financial statements are included herein in reliance upon their report and upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Stock offered hereby will be passed upon by Gibson, Haglund & Johnson. Mr. Gibson, a Director of the Company, is a partner with Gibson, Haglund & Johnson and is the beneficial owner of 100,000 shares of the Company's Common Stock.

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

    David E. Coffey, C.P.A., the accounting firm that had previously been engaged as the principal accountant to audit the Company's financial statements, was dismissed in July 1998. The Company's Board of Directors approved the dismissal of David E. Coffey, C.P.A. The audit report previously issued by David
E. Coffey, C.P.A. with respect to the Company's financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. The Company's Board of Directors approved the selection of KPMG Peat Marwick LLP as auditors for the Company's financial statements for the period ending September 30, 1998, and KPMG Peat Marwick LLP was engaged for such purpose in September 1998.

                         WHERE TO FIND MORE INFORMATION

    We have filed a registration statement on Form SB-2 to register with the SEC the Stock that may be offered by the Selling Stockholders using this Prospectus. This Prospectus is a part of that registration statement. As allowed by SEC rules, this Prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

    We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may also access additional information about us at our web site, "http://www.pennaco.com."

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

       Pennaco Energy, Inc.
       Attention: Glen C. Warren, Jr.
       1050 17th Street, Suite 700
       Denver, Colorado 80265
       (303) 629-6700

    You should rely on the information contained in this Prospectus and any prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus.

    You should not assume that the information contained in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, and neither the delivery of this Prospectus or any prospectus supplement to you nor the issuance of Stock under them will create any implication to the contrary.

                              PENNACO ENERGY, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors

Pennaco Energy, Inc.:

    We have audited the accompanying balance sheet of Pennaco Energy, Inc. (a development stage company) as of September 30, 1998, and the related statements of operations, stockholders' deficit and cash flows for the period from January 26, 1998 (inception) to September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pennaco Energy, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the period from January 26, 1998 (inception) to September 30, 1998, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Denver, Colorado

November 20, 1998

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                               SEPTEMBER 30, 1998

                                                                                                PRO FORMA
                                                                                  HISTORICAL    (NOTE 2)
                                                                                  -----------  -----------
                                                                                               (UNAUDITED)
                                                  ASSETS
Current Assets:
  Cash..........................................................................  $ 1,358,125  $22,966,124
  Drilling deposit..............................................................      250,000      250,000
  Prepaid expenses and other current assets.....................................       78,753       78,753
                                                                                  -----------  -----------
    Total current assets........................................................    1,686,878   23,294,877
                                                                                  -----------  -----------
Property and Equipment:
  Undeveloped oil and gas properties, at cost (using the successful efforts
    method of accounting) (note 9)..............................................   16,054,802    9,054,802
  Computer software and equipment...............................................      176,993      176,993
  Furniture and fixtures........................................................       69,092       69,092
                                                                                  -----------  -----------
                                                                                   16,300,887    9,300,887
  Less accumulated depreciation.................................................      (34,217)     (34,217)
                                                                                  -----------  -----------
    Net property and equipment..................................................   16,266,670    9,266,670
                                                                                  -----------  -----------
Deferred income tax asset.......................................................    1,280,000    1,280,000
Other assets....................................................................       64,415       64,415
                                                                                  -----------  -----------
                                                                                  $19,297,963  $33,905,962
                                                                                  -----------  -----------
                                                                                  -----------  -----------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bridge loan payable, including accrued interest (note 3)......................  $ 3,241,867      --
  Note payable to shareholder, including accrued interest (note 3)..............      504,583      --
  Lease acquisitions payable....................................................    2,645,551      --
  Accounts payable and accrued liabilities......................................      286,006      286,006
  Income tax payable............................................................      --         7,560,000
                                                                                  -----------  -----------
    Total current liabilities...................................................    6,678,007    7,846,006

Stockholders' equity (note 6):
  Common stock, $.001 par value. Authorized 50,000,000 shares; 14,795,179 shares
    issued and outstanding......................................................       14,795       14,795
  Additional paid-in capital....................................................   16,681,499   16,681,499
  Retained earnings (deficit) accumulated during the development stage..........   (4,076,338)   9,363,662
                                                                                  -----------  -----------
    Total stockholders' equity..................................................   12,619,956   26,059,956
Commitments (note 8)............................................................
                                                                                  -----------  -----------
                                                                                  $19,297,963  $33,905,962
                                                                                  -----------  -----------
                                                                                  -----------  -----------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

         PERIOD FROM JANUARY 26, 1998 (INCEPTION) TO SEPTEMBER 30, 1998

Interest Income...............................................................   $   30,250
                                                                                ------------
Expenses:
  Exploration.................................................................    1,784,069
  Depreciation and amortization...............................................       34,217
  General and administrative (note 6).........................................    2,918,356
  Interest expense, including $4,583 payable to shareholder...................      649,946
                                                                                ------------
    Total expenses............................................................    5,386,588
                                                                                ------------
    Loss before income taxes..................................................   (5,356,338)
Income tax benefit............................................................    1,280,000
                                                                                ------------
    Net loss and deficit accumulated during the development stage.............   $(4,076,338)
                                                                                ------------
                                                                                ------------
Loss per share................................................................   $     (.38)
                                                                                ------------
                                                                                ------------
Weighted average common shares outstanding....................................   10,615,560
                                                                                ------------
                                                                                ------------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

         PERIOD FROM JANUARY 26, 1998 (INCEPTION) TO SEPTEMBER 30, 1998

                                                 COMMON STOCK         ADDITIONAL
                                           ------------------------     PAID-IN      ACCUMULATED
                                              SHARES       AMOUNT       CAPITAL        DEFICIT          TOTAL
                                           -------------  ---------  -------------  --------------  -------------
Balances at January 26, 1998
  (inception)............................       --        $  --      $    --        $     --        $    --
Common Stock issued in connection with
  share exchange (note 1)................        995,000        995           (995)       --             --
Common Stock issued, net of offering
  costs of $178,014 (note 6).............     12,030,000     12,030     10,607,551        --           10,619,581
Compensation relating to common stock and
  warrants issued (note 6)...............       --           --          1,340,000        --            1,340,000
Stock option compensation (note 6).......       --           --            450,000        --              450,000
Units issued, net of offering costs of
  $288,225 (note 6)......................      1,770,179      1,770      4,268,443        --            4,270,213
Warrants issued for services (note 6)....       --           --             16,500        --               16,500
Net loss for the period..................       --           --           --            (4,076,338)    (4,076,338)
                                           -------------  ---------  -------------  --------------  -------------
Balances at September 30, 1998...........     14,795,179  $  14,795  $  16,681,499  $   (4,076,338) $  12,619,956
                                           -------------  ---------  -------------  --------------  -------------
                                           -------------  ---------  -------------  --------------  -------------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

         PERIOD FROM JANUARY 26, 1998 (INCEPTION) TO SEPTEMBER 30, 1998

Cash flows from operating activities:
  Net loss.....................................................................  $(4,076,338)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..............................................      34,217
    Compensation relating to common stock and warrants issued..................   1,340,000
    Stock option compensation..................................................     450,000
    Warrants issued for services...............................................      16,500
    Increase in accrued interest on bridge loan and note payable...............      46,450
    Deferred income tax benefit................................................  (1,280,000)
    Increases in operating assets and liabilities:
      Prepaid expenses and other current assets................................     (78,753)
      Other assets.............................................................     (64,415)
      Accounts payable and accrued liabilities.................................     286,006
                                                                                 ----------
        Net cash used in operating activities..................................  (3,326,333)
                                                                                 ----------
Cash flows from investing activities:
  Capital expenditures.........................................................  (16,300,887)
  Drilling deposit.............................................................    (250,000)
  Increase in lease acquisitions payable.......................................   2,645,551
                                                                                 ----------
        Net cash used by investing activities..................................  (13,905,336)
                                                                                 ----------
Cash flows from financing activities:
  Proceeds from issuance of bridge loan........................................   3,200,000
  Proceeds from issuance of note payable.......................................     500,000
  Proceeds from issuance of common stock, net of offering costs................  14,889,794
                                                                                 ----------
        Net cash provided by financing activities..............................  18,589,794
                                                                                 ----------
        Net increase in cash...................................................   1,358,125
Cash at beginning of period....................................................      --
                                                                                 ----------
Cash at end of period..........................................................  $1,358,125
                                                                                 ----------
                                                                                 ----------
Supplemental disclosures of cash flow information:
  Cash paid for interest.......................................................  $  603,496
                                                                                 ----------
                                                                                 ----------
  Cash paid for income taxes...................................................  $   --
                                                                                 ----------
                                                                                 ----------

                See accompanying notes to financial statements.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) ORGANIZATION AND BASIS OF PRESENTATION

       Pennaco Energy, Inc. (the "Company") is an independent, energy company primarily engaged in the acquisition and development of natural gas production from coal bed methane properties in the Rocky Mountain region of the United States. The Company was incorporated on January 26, 1998 under the laws of the state of Nevada and its headquarters are in Denver, Colorado.

       The Company's activities to date have been limited to organizational activities, prospect development activities, and acquisition of leases and option rights. The Company currently has oil and gas lease rights in the Powder River Basin in northeastern Wyoming and southeastern Montana. Currently, the Company has no revenue producing operations. Accordingly, the Company is considered to be in the development stage.

       The Company was incorporated as a wholly-owed subsidiary of International Metal Protection Inc. (International Metal). Subsequently, all of the outstanding shares of International Metal were exchanged for shares of the Company and International Metal was merged into the Company. The 995,000 shares issued in the exchange were recorded at their par value of $.001 per share as International Metal had no assets or liabilities at the date of the merger. International Metal and its predecessor, AKA Video Communications Inc., had been inactive for the two years ended December 31, 1997 and prior thereto.

       The Company's year end is December 31.

    (B) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (C) SIGNIFICANT RISKS

       The Company is subject to a number of risks and uncertainties inherent in the oil and gas industry. Among these are risks related to fluctuating oil and gas prices, uncertainties related to the estimation of oil and gas reserves and the value of such reserves, effects of competition and extensive environmental regulation, risks associated with the search for and the development of oil and gas reserves, and many other factors, many of which are necessarily beyond the Company's control. The Company's financial condition and results of operations will depend significantly upon the Company's ability to find and develop natural gas and oil reserves and upon the prices received for natural gas and oil produced, if any. These prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (D) CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

    (E) OIL AND GAS ACTIVITIES

       The Company follows the successful efforts method of accounting for its oil and gas activities. Accordingly, costs associated with the acquisition, drilling and equipping of successful exploratory wells are capitalized. Geological and geophysical costs, delay and surface rentals and drilling costs of unsuccessful exploratory wells are charged to expense as incurred. Costs of drilling development wells, both successful and unsuccessful, are capitalized. Upon the sale or retirement of oil and gas properties, the cost thereof and the accumulated depreciation and depletion are removed from the accounts and any gain or loss is credited or charged to operations. Depletion of capitalized acquisition, exploration and development costs is computed on the units-of-production method by individual fields as the related proved reserves are produced.

       Capitalized costs of unproved properties are assessed periodically and a provision for impairment is recorded, if necessary, through a charge to operations.

       Proved oil and gas properties are assessed for impairment on a field-by-field basis. If the net capitalized costs of proved oil and gas properties exceeds the estimated undiscounted future net cash flows from the property a provision for impairment is recorded to reduce the carrying value of the property to its estimated fair value.

    (F) OTHER PROPERTY AND EQUIPMENT

       Other property and equipment is recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 15 years.

    (G) INCOME TAXES

       The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS 109). SFAS NO. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date.

    (H) STOCK-BASED COMPENSATION

       Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). This statement defines a fair value method of accounting for its stock compensation

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) plans. SFAS 123 allows an entity to measure compensation costs for these plans using the intrinsic value based method of accounting as prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25). The pro forma disclosures of net loss and loss per share required by SFAS 123 are included in Note 5.

    (I) LOSS PER SHARE

       Loss per share is based on the weighted average number of common shares outstanding during the period. Outstanding stock options and warrants were excluded from the computation as their effect was antidilutive.

(2) JOINT VENTURE AGREEMENT

    On October 23, 1998, the Company and CMS Oil and Gas Company, a subsidiary of CMS Energy Corporation (CMS), signed a definitive agreement involving the development of certain of its properties in the Powder River Basin. Under the terms of the agreement, CMS will acquire an undivided 50% working interest in the Company's undeveloped oil and gas properties for $28,000,000, payable at two closings, $7,600,000 was paid on November 20, 1998 and $20,400,000 will be paid on January 15, 1999, in the form of $14,800,000 in cash and the settlement of a $5,600,000 bridge loan from CMS.

    The unaudited pro forma balance sheet of the Company as of September 30, 1998 gives effect to the sale of the interest in the properties and the use of a portion of the proceeds to repay the bridge loan, the note payable to shareholders and lease acquisitions payable, all as if the transactions had occurred on that date.

    The agreement also contemplates the formation of a joint venture to develop the properties. The agreement provides that Pennaco and CMS will each operate approximately 50% of the wells drilled in the area of mutual interest provided for in the joint venture agreement. An affiliate of CMS, CMS Gas Transmission and Storage, will provide gathering, compression and transportation services to the joint venture. All of the leases in the area of mutual interest are dedicated to CMS Gas Transmission and Storage for gathering, compression and transportation.

    Under the terms of the agreement, CMS agreed to pay Pennaco $5,600,000 of earnest money in the form of a bridge loan secured by substantially all of the Company's oil and gas leases. The loan is due and payable at the second closing in January 1999. The loan will be settled in connection with the second closing or will be forgiven if CMS wrongfully fails to close or fails to meet the Company's conditions to closing. A portion of the proceeds were used to repay the bridge loan.

(3) BRIDGE LOAN

    The Company borrowed $3,200,000 under a bridge loan. The bridge loan is payable on October 23, 1998 with interest at 18%. The bridge loan is secured by undeveloped oil and gas properties with a carrying value of approximately $2,668,000. The bridge loan was repaid in full and the note was canceled on October 23, 1998.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) NOTE PAYABLE TO SHAREHOLDER

    The unsecured note payable to shareholder bears interest at the prime rate (8.25% at September 30, 1998) and matures on December 31, 1998. Under the terms of the note, all interest will be forgiven if the loan is repaid in full prior to November 30, 1998. Interest payable on the note for the period from inception to September 30, 1998 was $4,583.

(5) INCOME TAXES

    The income tax benefit of $1,280,000 includes a deferred federal income tax benefit of $1,210,000 and a deferred state income tax benefit of $70,000. The income tax benefit recorded for the period from inception to September 30, 1998 differs from the expected income tax benefit (based on the statutory rate of 34%) primarily as a result of state income taxes and stock and stock option compensation which is not deductible for tax purposes.

    At September 30, 1998, the Company has a net operating loss carryforward for federal income tax purposes of approximately $(3,560,000) which is available to offset future federal taxable income, if any, through 2018. The tax effects of temporary differences that give rise to the deferred tax assets at September 30, 1998 are a result of the net operating loss carryforward.

(6) STOCKHOLDERS' EQUITY

    (A) COMMON STOCK

       Since its formation in January 1998, the Company completed four private placement offerings of common stock. In February 1998, 500,000 shares were issued at $.10 per share. Proceeds to the Company were approximately $50,000. Also in February 1998, 4,530,000 shares were issued at $.22 per share. Proceeds to the Company were approximately $997,000. In April 1998, 5,000,000 shares were issued at $1.25 per share. The proceeds to the Company were $6,250,000. In June 1998, 2,000,000 shares were issued at $1.75 per share. Proceeds to the Company were approximately $3,500,000. The Company incurred approximately $723,000 in offering costs relating to these offerings, which have been charged to additional paid-in capital.

       In June 1998, the Company offered certain individuals the right to acquire common stock at $1.75 per share along with a share purchase warrant for every two shares purchased, conditioned upon their acceptance of employment as officers of the Company.

       No compensation cost was recorded for the individuals who commenced employment with the Company prior to July 1, 1998 (the date the Company's common stock commenced trading) as the estimated fair value of common stock approximated the common stock issuance price and the warrant exercise price. Compensation expense of $450,000 was recorded for the shares and warrants issued subsequent to July 1, 1998 based on the difference between the closing price per share on the last trading day prior to the date of employment with the Company and the common stock issuance price and the warrant exercise price.

       During the period from inception to September 30, 1998, a total of 796,429 units were issued at $1.75 per unit to officers and key employees of the Company. The units consist of one share of

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
       common stock and one warrant for each two shares issued. The warrants have an exercise price of $1.75 per share in the first year and $1.96 per share in the second year and are exercisable at any time. Proceeds to the Company were approximately $1,394,000.

       In September 1998, the Company issued 1,215,000 Units at $3.25 per unit, consisting of one share of common stock and one warrant for each two shares issued. The warrants have an exercise price of $5.00 per share and may be exercised any time prior to March 4, 1999. Under the terms of the stock subscription agreement 25% of the proceeds from a certain party, or $763,750, are subject to an Escrow Arrangement, which provides that the shares and the shares of common stock underlying the warrants are to be registered for resale under the Securities Act of 1993 (the "Act") with the U. S. Securities and Exchange Commission, which the Company has undertaken to have accomplished by December 31, 1998. The Company has also undertaken to have the shares qualified by way of an exemption order provided by the respective Securities Commissions in Canada. Proceeds to the Company were approximately $3,165,000 exclusive of the proceeds placed in escrow. Offering costs of $288,225 were charged to additional paid-in capital.

       The escrow proceeds of $763,750 were deposited into an interest bearing escrow account together with certificates representing the Units to be purchased. In the event the registration statement is not declared effective or the Canadian exemption orders are not obtained on or before the December 31, 1998, the subscribers to the Offering are entitled to receive either (a) an additional Unit for each 10 Units purchased in the Offering, or (b) a refund from the escrow of 25% of the amount paid with their subscription, plus interest thereon. The subscribers are also entitled to receive an additional Unit for each 10 Units previously acquired in the Offering in the event that the Company does not maintain an effective registration statement effective until such time as the registered securities may be resold pursuant to Rule 144 promulgated under the Act. The cash in escrow and the related units are not reflected in the accompanying financial statements.

    (B) WARRANTS

       The Company issued warrants to purchase 128,000 shares of common stock to a company for corporate finance services for a period of one year commencing April 15, 1998. The warrants are exercisable at $1.25 per share any time after April 15, 1999 and expire April 15, 2000. The estimated fair value of the warrants issued of $16,500 was charged to expense during the period from January 26, 1998 to September 30, 1998. In September 1998, the Company agreed to issue warrants to purchase 75,200 shares of common stock to the same company in connection with the placement of units in the September 1998 unit offering. The warrants are exercisable at a price of $3.58 per share and expire September 4, 2000.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
    (C) STOCK OPTION, WARRANT AND INCENTIVE PLAN

       On March 24, 1998, the Company adopted the 1998 Stock Option and Incentive Plan (the Plan). The aggregate number of shares which may be issued as awards under the Plan is 4,500,000 shares. As of September 1998, options to purchase common stock have been granted to key employees and directors at exercise prices ranging from $1.25 to $5.00 per share.

       Stock option activity for the Plan for the period from inception to September 30 is as follows:

                                                                                              WEIGHTED
                                                                                               AVERAGE
                                                                                              EXERCISE
                                                                                 NUMBER OF    PRICE PER
                                                                                  OPTIONS       SHARE
                                                                                 ----------  -----------
BALANCE, JANUARY 26, 1998 (INCEPTION)                                                --       $  --
  Granted......................................................................   2,960,150        2.70
  Canceled.....................................................................    (200,000)       1.25
                                                                                 ----------
BALANCE, SEPTEMBER 30, 1998....................................................   2,760,150        2.81
                                                                                 ----------
                                                                                 ----------

       A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at September 30, 1998, is as follows:

                                               WEIGHTED       WEIGHTED                           WEIGHTED
                                                AVERAGE        AVERAGE                            AVERAGE
                          NUMBER OUTSTANDING   EXERCISE    REMAINING LIFE   NUMBER EXERCISABLE   EXERCISE
                          SEPTEMBER 30, 1998     PRICE         (YEARS)      SEPTEMBER 30, 1998     PRICE
                          ------------------  -----------  ---------------  ------------------  -----------
$     1.25                        800,000      $    1.25            9.6            612,500       $    1.25
      2.50                        918,000           2.50            8.7             --              --
      3.25                        430,000           3.25            4.8             --              --
      5.00                        612,150           5.00            4.4             --
                               ----------                                          -------
$1.25 - 5.00                    2,760,150      $    2.81            7.4            612,500       $    1.25
                               ----------                                          -------
                               ----------                                          -------

       The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans. No compensation expense has been recognized for options granted at or above market value at date of grant. Compensation expense of $1,340,000 has been recorded for the period from inception to September 30, 1998 for options granted below the market value, based upon the difference between the option price and the quoted market price at the date of grant.

       Had compensation cost for the Company's stock-based compensation plans been determined based upon the fair value of options on the grant dates, consistent with the provisions of SFAS 123, the Company's pro forma net loss and loss per share for the period from January 26, 1998 to September 30, 1998 would have been $(6,682,454) and $(.63), respectively.

       The weighted average fair value of options granted during 1998 was $1.33 per share. The weighted average remaining contractual life of all options outstanding at September 30, 1998 was approximately 6.2 years. The fair value of each option grant was estimated at the date of grant

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
       using the Black-Scholes option-pricing model with the following assumptions: no expected dividends, expected life of the options of 1 to 10 years, volatility of 72%, and a risk-free interest rate of 5.5%.

(7) RELATED PARTY TRANSACTIONS

    RIS Resources International Corporation (RIS International) owns 4,000,000 shares of the Company's common stock. A member of the Board of Directors of the Company also serves as the President and as a member of the Board of Directors of RIS International. From April 1, 1998 through June 22, 1998 he served as an officer of the Company. Since that time he has consulted with Company and has received approximately $5,700 as compensation for his services.

    During the period from inception to September 30, 1998, a company for which the Company's Chairman serves as a director provided administrative services for the Company for which it received compensation of approximately $16,000.

    One of the Company's Directors provided legal services to the Company during the period from inception to September 30, 1998. The Director's firm was paid approximately $148,000 and the Director was paid approximately $15,000 for the period from inception to September 30, 1998.

(8) COMMITMENTS

    (A) EMPLOYMENT AGREEMENTS

       The Company has entered into four-year employment agreements with two officers, its President and its Chief Financial Officer and Executive Vice President. Under the terms of the agreement with the President, if employment is terminated without cause prior to June 1, 1999, the President is entitled to termination compensation of $2,000,000, or $3,000,000 if he is terminated without cause after June 1, 1999 but before the expiration of his employment agreement in June 2002. Under terms of the agreement with the Executive Vice President and Chief Financial Officer, if employment is terminated without cause prior to July 1, 1999, the Chief Financial Officer and Executive Vice President is entitled to termination compensation of $400,000, $750,00 if he is terminated without cause after July 1, 1999 but before July 1, 2000 and $1,250,000 if he is terminated without cause thereafter but prior to the expiration of his employment agreement.

    (B) LEASE COMMITMENTS

       The Company entered into an amendment to its office lease agreement in Denver, Colorado effective June 1, 1998. The amended lease covers 11,524 square feet for a term of two years and four months. During the term of the lease, rent is payable in the amount of $172,860 base rent per year. During the four months of the lease from June 1, 1998 through September 30, 1998, the Company paid $57,620 in rent.

                              PENNACO ENERGY, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                               SEPTEMBER 30, 1998

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(9) DISCLOSURES ABOUT CAPITALIZED COSTS, COST INCURRED AND RESERVES

    Costs incurred in oil and gas producing activities for the period from January 26, 1998 to September 30, 1998 are as follows:

Unproven property acquisition costs....................................  $16,054,802
                                                                         ----------
                                                                         ----------

    Certain of the Company's undeveloped oil and gas properties have reserves classified as proved undeveloped; however, such amounts are not significant.

                              PENNACO ENERGY, INC.

                                1,822,500 SHARES
                                  COMMON STOCK

                        --------------------------------

                              P R O S P E C T U S

                        --------------------------------

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus supplement and the prospectus or to make representations as to matters not stated in this prospectus supplement and the prospectus. You must not rely on unauthorized information. This prospectus supplement and the prospectus are not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement or the prospectus nor any sales made hereunder after the date of this prospectus supplement and the prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date thereof.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Nevada Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.

    In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

    The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and must not have been adjudged liable for negligence or misconduct.

    Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses of the offering are estimated to be as follows:

SEC Registration Fee...............................................  $   2,163
Printing Expenses..................................................      9,500
Legal Fees and Expenses............................................     25,000
Accounting Fees and Expenses.......................................      2,500
Transfer Agent Fees................................................        500
Miscellaneous......................................................      1,337
                                                                     ---------
  TOTAL............................................................  $  41,000
                                                                     ---------
                                                                     ---------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act.

    (a) The Company issued 995,000 shares in January 1998 pursuant to a share-for-share exchange with the stockholders of International Metal Protection, Inc. in a transaction conducted solely to reincorporate the Company in a new jurisdiction. This transaction was exempt from the registration requirements of the

Securities Act pursuant to Section 4(2) of the Securities Act. There was no change in ownership and the stockholders made no significant investment decision.

    (b) The Company issued 500,000 shares in February 1998 for the purchase price of $.10 per share pursuant to a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. At that time, the Company had only a business plan and no assets. There were eleven offerees in this offering, all of whom made purchases and all of whom the Company believes were sophisticated investors. The Company fully apprised each of the offerees of the Company's start-up nature and gave them full details regarding the Company's business plan. There was no general solicitation or advertising used in connection with the offer to sell or sale of these securities. The purchasers were advised that the securities, once purchased, could not be resold or otherwise transferred without subsequent registration under the Securities Act. Each purchaser represented to the Company that they were purchasing the securities for their own account for investment purposes only.

    (c) The Company issued 4,530,000 shares in February 1998 for a purchase price of $.22 per share pursuant to a Regulation D, Rule 504 offering. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had adequate means of providing for their current needs and personal contingencies and had no need to sell the securities in the foreseeable future and (ii) they, either alone or with their duly designated purchaser representative, had such knowledge and experience in business and financial matters that they were capable of evaluating the risks and merits of an investment in the securities.

    (d) The Company issued 5,000,000 shares in April 1998 for a purchase price of $1.25 per share pursuant to a Regulation D, Rule 506 offering. The Company accepted subscriptions only from accredited investors. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company;
(ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies;
(v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws.

    (e) The Company issued 128,000 share purchase warrants with an exercise price of $1.25 per share, exercisable after April 15, 1999, to Yorkton in April 1998 pursuant to a private placement exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. These warrants were issued pursuant to a negotiated transaction between the Company and Yorkton, whereby Yorkton agreed to provide corporate finance services to the Company for one year in return for these warrants.

    (f) The Company issued 2,000,000 shares in June 1998 to RIS pursuant to a Regulation D, Rule 506 offering for a purchase price of $1.75 per share. The Company accepted subscriptions only from accredited investors. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company; (ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies; (v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws.

    (g) The Company issued 796,429 units in June, July and September 1998 pursuant to a Regulation D, Rule 506 offering by three members of the management team of the Company, for a purchase price of $1.75 per unit, each unit consisting of one share and a one share purchase warrant for every two shares purchased. All units were purchased by three members of the management team of the Company. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company; (ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies; (v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws.

    (h) The Company issued 1,215,000 units on September 4, 1998 pursuant to a Regulation D, Rule 506 offering for a purchase price of $3.25 per unit, each unit consisting of one share and a one share purchase warrant for every two shares purchased. The Company accepted subscriptions only from accredited investors. Offerees were provided with a private placement memorandum containing detailed information about the Company and its plan. The Company required each prospective investor to represent in writing that (i) they had received and reviewed the private placement memorandum and understood the risks of an investment in the Company; (ii) they had the experience and knowledge with respect to similar investments which enabled them to evaluate the merits and risks of such investment, or they had obtained and relied upon an experienced independent adviser with respect to such evaluation; (iii) they had adequate means to bear the economic risk of such investment, including the loss of the entire investment; (iv) they had adequate means to provide for their current needs and possible personal contingencies; (v) they had no need for liquidity of their investment in the Company; (vi) they understood that the securities had not been registered under the Securities Act and may have not been registered or qualified under applicable state securities laws and, therefore, that they could not sell or transfer the securities unless the securities were subsequently registered or an exemption therefrom was available to them; (vii) they were acquiring the securities for investment solely for their own account and without any intention of reselling or distributing them; and (viii) they understood that the securities would bear a restrictive legend prohibiting transfers except in compliance with the provisions of the securities, the subscription agreement executed by the purchaser and the applicable federal and state securities laws. Yorkton served as placement agent for this private placement. As compensation, Yorkton received share purchase warrants to purchase 75,200 shares at an exercise price of $3.58.

ITEM 27.  EXHIBITS.

EXHIBIT
 NO.   TITLE
------ --------------------------------------------------------------------------
  3.1  Articles of Incorporation (filed as Exhibit 3.1 to the Company's Form
         10-SB, File No. 00-24881, filed November 24, 1998 and included herein by reference)
  3.2  Bylaws (filed as Exhibit 3.2 to the Company's Form 10-SB, File No.
         00-24881, filed November 24, 1998 and included herein by reference)
  4.1  Form of Warrant
  5.1  Opinion of Gibson, Haglund & Johnson
 10.1  Pennaco Energy, Inc. 1998 Stock Option and Incentive Plan (filed as
         Exhibit 10.5 to the Company's Form 10-SB, File No. 00-24881, filed
         November 24, 1998 and included herein by reference)
 10.2  Form of Pennaco Energy, Inc. Incentive Stock Option Agreement (filed as
         Exhibit 10.6 to the Company's Form 10-SB, File No. 00-24881, filed
         November 24, 1998 and included herein by reference)
 10.3  Form of Pennaco Energy, Inc. Non-Statutory Stock Option Agreement (filed as Exhibit 10.7 to the Company's Form 10-SB, File No. 00-24881, filed
         November 24, 1998 and included herein by reference)
 10.4  Employment Agreement dated June 10, 1998 between Pennaco Energy, Inc. and
         Paul M. Rady (filed as Exhibit 10.8 to the Company's Form 10-SB, File
         No. 00-24881, filed November 24, 1998 and included herein by reference)
 10.5  Employment Agreement dated July 2, 1998 between Pennaco Energy, Inc. and
         Glen C. Warren, Jr. (filed as Exhibit 10.9 to the Company's Form 10-SB,
         File No. 00-24881, filed November 24, 1998 and included herein by reference)
 10.6  Purchase and Sale Agreement between Pennaco Energy, Inc., as Seller and
         CMS Oil and Gas Company, as Buyer, dated October 23, 1998 (filed as
         Exhibit 10.12 to the Company's Form 10-SB, File No. 00-24881, filed
         November 24, 1998 and included herein by reference)
 10.7  Secured Promissory Note dated October 23, 1998 from Pennaco Energy, Inc.
         to CMS Oil and Gas Company (filed as Exhibit 10.13 to the Company's Form
         10-SB, File No. 00-24881, filed November 24, 1998 and included herein by reference)
 10.8  Agreement Regarding the Drilling of Coal Bed Methane Wells
 23.1  Consent of KPMG Peat Marwick LLP
 23.2  Consent of Gibson, Haglund & Johnson (included in Exhibit 5.1)
 24.1  Power of Attorney (included in signature page on page II-6)
 27    Financial Data Schedule

ITEM 28.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

    (2) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, TO THE CITY OF DENVER, STATE OF COLORADO, ON THE 2ND DAY OF DECEMBER, 1998.

                                PENNACO ENERGY, INC.

                                By:               /s/ PAUL M. RADY
                                     -----------------------------------------
                                                    Paul M. Rady
                                              CHIEF EXECUTIVE OFFICER,
                                              PRESIDENT, AND DIRECTOR

                               POWER OF ATTORNEY

    Each person whose signature appears below appoints Paul M. Rady and Glen C. Warren or either of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, state and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming al that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND THE DATES INDICATED.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Chairman of the Board of          , 1998
      Jeffrey L. Taylor           Directors

       /s/ PAUL M. RADY
------------------------------  President, Chief Executive   December 2, 1998
         Paul M. Rady             Officer, and Director

                                Chief Financial Officer,
   /s/ GLEN C. WARREN, JR.        Executive Vice
------------------------------    President, and Director    December 2, 1998
     Glen C. Warren, Jr.          (Principal Financial and
                                  Accounting Officer)

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ MARK A. ERICKSON
------------------------------  Hydrocarbon Marketing        December 2, 1998
       Mark A. Erickson           Consultant and Director

------------------------------  Vice President, Legal,            , 1998
      Gregory V. Gibson           Secretary, and Director

      /s/ DAVID W. LANZA
------------------------------  Director                     December 2, 1998
        David W. Lanza